Exhibit 10.64

FIRST AMENDMENT TO SETTLEMENT, TERMINATION, ASSET TRANSFER AND
TRANSITION AGREEMENT

This First Amendment (this “Amendment”) to Settlement, Termination, Asset Transfer and Transition Agreement is made and entered into as of May 10, 2016 (the “Amendment  Effective Date”) between Napo Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 201 Mission Street, Suite 2375, San Francisco, California 94105 (“Napo”) and Salix Pharmaceuticals, Inc., a California corporation having its principal place of business at 400 Somerset Corporate Blvd., Bridgewater, New Jersey 08807 (“Salix”). Napo and Salix may be referred to herein as a “Party” or, collectively, as “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into that Settlement, Termination, Asset Transfer and Transition Agreement, dated as of March 4, 2016 (the “Settlement Agreement”); and

WHEREAS, the Parties now desire to modify certain provisions of the Settlement Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.                                      Definitions.  All capitalized terms used but not otherwise defined herein shall  have the meaning set forth in the Settlement Agreement.

2.                                      Amendments to the Settlement Agreement.  The Settlement Agreement is hereby amended as follows:

a.                                      Article I is hereby amended by adding the following new subsections at the end thereof:

“1.113 “Amendment Effective Date” has the meaning given to such term in the First Amendment.

1.114 “First Amendment” means that certain First Amendment to this Agreement, dated May 10, 2016, between the Parties.”

b.                                      Schedule 1.63 is hereby deleted in its entirety and replaced with the new Schedule 1.63 attached to this Amendment.

c.                                       Section 3.3(b) is hereby deleted in its entirety and amended to read as follows:

“Salix shall continue to conduct the Ongoing Studies, at its cost, until such Ongoing Studies are complete, subject in respect of the Ongoing Studies identified as numbers 5, 6, 7, and 8 on Schedule 1.63 (and such Ongoing Studies only) to the following provisions:

(i)                                     Salix shall use commercially reasonable efforts to complete the Ongoing Studies identified as numbers 5, 6, 7, and 8 on Schedule 1.63 and deliver data, results and final study reports with respect to such Ongoing Studies to Napo not later than the thirtieth (30th) day following the Amendment Effective Date or, if as such thirtieth (30th) day following the Amendment Effective Date Salix notifies Napo that it has completed the Ongoing Study and is actively and diligently pursuing completion of the final study report for such Ongoing Study, then the sixtieth (60th) day following the Amendment Effective Date (in respect of each Ongoing Study, the “Report Deadline”).

(ii)                                  In the event that in respect of any Ongoing Study identified as number 5, 6, 7, or 8 on Schedule 1.63, Salix does not submit the final study report for such Ongoing Study to Napo in form and substance consistent with generally accepted standards in the pharmaceutical industry and any applicable FDA requirements (“Acceptable Submission”) by the Report Deadline for such Ongoing Study, or if the FDA requires Napo to initiate a new version of such Ongoing Study or threatens to withdraw the NDA because Salix has not effected an Acceptable Submission in respect of such Ongoing Study at any time prior to Salix’s having effected an Acceptable Submission in respect of such Ongoing Study, then Napo may obtain, in good faith, from a qualified Third Party a quote of the cost to be billed by such Third Party to Napo for such Third Party to complete, and effect an Acceptable Submission in respect of, such Ongoing Study and shall send such quote once obtained to Salix. Upon Salix’s request, Napo shall obtain a quote from a second qualified Third Party, as contemplated by the preceding sentence, in respect of the relevant Ongoing Study and shall send such quote once obtained to Salix.  Salix shall pay Napo the amount of the lesser of such quotes and, effective upon receipt of such payment, Napo will, as between Napo and Salix, assume responsibility for the performance and completion, at Napo’s cost, of the Ongoing Study and Salix shall have no liability or responsibility to Napo for the performance and completion of such Ongoing Study or for any failure by Salix to complete such Ongoing Study as contemplated by this Section 3.3(b), except as provided in Section 7.2.”

d.                                      The first sentence of Section 4.11 is hereby deleted in its entirety and amended to read as follows:

“Salix and Napo shall each file its respective change in ownership letter in the forms substantially set forth on Schedule 4.11 with the FDA no later than the first (1st) Business Day following the Amendment Effective Date.  In addition, Salix and Napo shall each file their respective change in ownership letters in the forms substantially set forth on Schedule 4.11 relating to each IND included in the Transferred Regulatory Documentation with the FDA no later than the first (1st) Business Day following the Amendment Effective Date.”

e.                                       Section 7.2 is hereby deleted in its entirety and amended to read as follows:

“7.2 Indemnification of Napo.  Salix shall indemnify and hold harmless each of Napo, and its Affiliates and the directors, officers, employees, and agents of Napo and its Affiliates and the successors and assigns of any of the foregoing (the “Napo Indemnitees”), from and against any and all Losses from any Third Party Claims incurred by any Napo Indemnitee, arising from, or occurring as a result of (a) any material breach of any representations, warranties or covenants by Salix in ARTICLE V; or (b) Salix’s performance or failure to perform relevant Ongoing Studies as required pursuant to Section 3.3(b)(i) and (ii); except, to the extent such Third Party Claims arise from and are attributable to causes described in Section 7.1 or result from the gross negligence or fault of a Napo Indemnitee.”

f.                                        Section 7.3(a) is hereby amended by changing the term “Salix Indemnitee” that appears in the fifth line thereof to the term “Napo Indemnitee” and the term “Salix Indemnitee’s” that appears in the sixth line thereof to “Napo Indemnitee’s.”

3.                                      Effect of this Amendment.  This Amendment shall become effective as of the Amendment Effective Date.  Except as amended in this Amendment, all other terms of the Settlement Agreement shall remain in full force and effect and be unaffected by this Amendment.

4.                                      Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Amendment may be executed by scanned and electronically or facsimile transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to Settlement, Termination, Asset Transfer and Transition Agreement to be executed by their respective duly authorized representatives as of the Amendment Effective Date.

NAPO PHARMACEUTICALS, INC.

By:	/s/ Lisa Conte
Name: Lisa Conte
Title: Chief Executive Officer

SALIX PHARMACEUTICALS, INC.

By:	/s/ Linda LaGorga
Name: Linda LaGorga
Title: SVP and Treasurer